Exhibit 10.1

May 8, 2017

Stacey Mowbray

[REDACTED]

[REDACTED]

This letter agreement (“Agreement”) shall reflect the terms and conditions of your continued employment as President, Americas for Weight Watchers International, Inc. (the “Company”) as of the Effective Date of this Agreement. For purposes of this Agreement, the “Effective Date” shall be the date on which both parties have executed this Agreement. This Agreement shall replace and supersede all other prior agreements between the parties, including but not limited to your Employment Agreement Letter, dated April 6, 2016, and your Assignment Letter, dated April 6, 2016, as well as any other prior representations, understandings and agreements as to your employment by the Company, whether written or oral (collectively, the “Prior Agreements”).

1.     Title and Reporting Structure. You shall continue in your role as President, Americas, and shall continue to be responsible for overseeing the Company’s operations in the United States, Canada, Mexico and Brazil. You shall continue to report to the Company’s Chief Executive Officer. It is understood and agreed, however, that since the Company’s Chief Executive Officer position is currently open, you shall continue reporting to the Company’s designated Office of the CEO until a new Chief Executive Officer is hired. You shall remain on the payroll of, and shall continue to be an employee of, Weight Watchers Canada, Ltd. (“WWCL”). This shall continue to be an exempt position and, as such, you will not be eligible to receive overtime.

2.     Work Location. Your primary work location shall be at 2295 Bristol Circle, Oakville ON L6H 6P8. However, for as long as you serve in the role as President, Americas, you shall continue to work at the Company’s US-based headquarters at 675 Avenue of the Americas, New York, NY 10010 at least four days per week.

3.     Compensation. Your compensation shall be as follows:

(a)	Base Salary. Effective April 1, 2017, and subject to the provisions below, your annualized base salary (“Base Salary”) shall be $597,869.00 in Canadian dollars (“CAD”), to be paid over 26 bi-weekly pay periods. Your Base Salary level, as with all other Company employees, shall be subject to review on an annual basis. Your Base Salary payments will be subject to all standard tax withholdings and deductions.

i.	2017 Base Salary Payments. The parties agree that, for the payroll periods with pay dates between April 1, 2017 – December 31, 2017 (the “Conversion Period”), a portion of your Base Salary will be paid in US

Weight Watchers International, Inc. – 675 Avenue of the Americas, 6th Floor, New York, New York 10010

dollars (“USD”) such that you will receive a net total payment of USD $100,000 by December 31, 2017. These payments shall be converted from CAD to USD based on the exchange rates in effect as of March 31, 2017. Accordingly, based on such exchange rates in effect as of March 31, 2017, the Company will set aside a net amount of CAD $133,100 of your Base Salary to be converted into USD, and to be paid out in pro-rated amounts, during each payroll period of the Conversion Period. The remainder of your Base Salary payments during the Conversion Period shall be paid in CAD. It is agreed and understood that the payments being provided to you in USD during the Conversion Period are to be taken as a deduction from, and not an addition to, your Base Salary. WWCL shall pay, and make the appropriate withholdings and deductions from, all of your Base Salary payments, including the ones being paid in USD during the Conversion Period. Unless the parties agree otherwise, commencing on January 1, 2018, your Base Salary payments shall be paid entirely in CAD.

(b)	Company Bonus Plan. You shall continue to be eligible to earn a bonus in accordance with the terms and conditions of the Company’s bonus plan. Your bonus target shall be 60% of your Bonusable Compensation for each year. For 2017, the Company has calculated your Bonusable Compensation to be CAD $592,814.56, and your target bonus to be CAD $355,688.75 (60% of $592,814.56). All bonuses paid to you shall be 25% based on your individual performance and 75% based on the Company’s performance, which can be over or underachieved depending on performance. For 2017, your total bonus breakdown will be as follows:

2017 Metric	% of Target Bonus
Americas - Revenue Metric	12.5%
Total Company - Revenue Metric	12.5%
Americas - OI Metric	37.5%
Total Company - OI Metric	12.5%
Individual Performance	25.0%

100.0%

The Company’s bonus plan may be modified or terminated at any time. In order to be eligible to earn any bonus, you must be employed on October 1st of the bonus year and be an active employee on the date of payment, which is typically sometime in March of the following year.

(c)	Annual Equity Program. You shall continue to be eligible to participate in the Company’s annual stock-based incentive compensation program, in accordance with the terms and conditions of such program, as amended from time to time. With respect to the Company’s annual stock-based incentive compensation program for fiscal 2017, you shall have a target aggregate grant amount value of 125% of your Base Salary (allocated and subject to such terms as determined by the Company’s Compensation Committee in its sole discretion).

(d)	Car Allowance. You shall continue to receive a car allowance of CAD $14,000, gross per annum, less lawful withholdings and deductions.

4.     Benefits. Your benefits are listed below. You understand and agree, however, that the Company reserves the right to amend, modify or terminate any benefit plan or program listed below at any time.

(a)	Health Benefits Plan. You will continue to be eligible for coverage under the current WWCL health benefits plan, either as single coverage or family coverage (per your preference), in accordance with the terms and conditions of the official plan documents, as amended from time to time. The Company shall also pay any additional costs associated with such coverage as a result of your work in the United States.

(b)	Life Insurance. You will continue to be eligible for life insurance, in accordance with the terms and conditions of the WWCL’s policies and the official plan documents, as amended from time to time, at two times your Base Salary or at the same level of coverage as similarly situated executives in the United States, whichever is greater.

(c)	Registered Retirement Savings Plan (RRSP). WWCL will make an annual employer contribution for your benefit to the RBC group RRSP in the maximum amount permitted by law in effect at the time. This shall be in lieu of any employer matches that you previously received in connection with the Company’s RRSP and/or pension plan.

(d)	Wellness Allowance. You will continue to be eligible for reimbursements of up to CAD $1,000.00 towards approved wellness or fitness expenses on an annual basis.

(e)	Paid Time Off Policy. You shall continue to be entitled to a total of 24 days of Paid Time Off (at least 10 of which must be used as vacation days), and Company holidays (subject to local practices).

(f)	Reimbursement of Travel Expenses. You shall continue to be reimbursed for your travel expenses incurred for your trips to and from the United States from your Canadian home location, subject to the Company’s standard travel and expense reimbursement policies.

5.     Continuity Agreement. It is agreed and understood that your Amended and Restated Continuity Agreement (“Continuity Agreement”), dated March 2, 2016, shall remain in effect for as long as you remain in your role as Presidents, Americas. For the avoidance of doubt, in no event shall your Continuity Agreement be deemed a benefit plan.

6.     Tax Equalization. If applicable, all gross amounts payable to you under this Agreement will be tax equalized to Canada while you continue to perform work in the United States. In principle, this means that your tax liability will be the same as if you were working exclusively in Canada, and you will not be required to incur any additional tax liabilities by virtue of your working at the Company’s offices in the United States. If any overpayment is made to you by the Company with respect to any remuneration paid or subject to tax equalization in accordance with this Agreement, the Company reserves the right to recover all or part of any such sum(s) overpaid from you, and you agree to execute any document required to pay back or deduct such overpayment from future wages, to the extent permitted by law.

7.     Tax Advice. You are eligible to receive tax advice at the Company’s expense, from tax advisers nominated by the Company from time to time (and subject to such financial and/or other conditions as the Company may impose from time to time) with respect to any tax returns you need to file in either Canada or the United States for as long as you continue in your role as President, Americas. Such advice will be provided in relation to remuneration from your employment and those items affected by your employment only. For the avoidance of doubt, the Company will not pay for additional tax planning advice not affected by your employment. Any penalties or interest charges incurred because you fail to provide information or documentation requested by the nominated tax adviser promptly will be your sole responsibility. The Company will not reimburse you with respect to any such costs and the Company reserves the right to recover all or part of any such amounts from you. The Company reserves the right to recover all or part of any sum(s) due from you to it by making deduction(s) from any sum(s) due to you, whether during on or after the end of your employment, and without prejudice to the Company’s other rights and remedies.

8.     Noncompetition, Assignment of Work Product and Confidentiality Agreement. You will be required to sign, and be bound by, the Company’s standard Noncompetition, Assignment of Work Product and Confidentiality Agreement (“Noncompetition Agreement”), which will be provided under separate cover, as a condition for the effectiveness of this Agreement.

9.     Termination of Employment. The following terms and conditions shall apply to the termination of your employment with the Company:

(a)

Termination by Company. The Company may terminate this Agreement and your employment at any time for just cause, without providing you with advance notice of termination, pay in lieu of such notice, or any form of severance pay, unless otherwise required by the Employment Standards Act, 2000 (Ontario) (the “ESA”) and then solely to the extent required by the ESA. The Company shall only pay any accrued but unpaid Base Salary and any other compensation and unreimbursed expenses owing up to and including the termination date (the “Accrued Amounts”), and shall comply with any obligations under the ESA. The Company may terminate this Agreement and your employment at any time without just cause in accord with applicable law.

(b)	Resignation. You may resign upon giving 90 days’ advance written notice to the Company (the “Resignation Period”). The Company may, at its discretion, in writing, waive in whole or in part such notice and, in such case, the Resignation Period shall end on the date selected by the Company. You shall not be entitled to receive any further compensation or benefits whatsoever other than the Accrued Amounts as of the end of the Resignation Period. During the Resignation Period, you agree that you: (i) shall not make any public announcement concerning your departure prior to your termination date without the consent of the Company; and (ii) shall continue to perform faithfully the duties assigned to you on the date of such notice (or such other duties as the Company may assign to you) from the date of such notice until your termination date.

(c)	Continuity Agreement Offset. Notwithstanding any terms and conditions of the Continuity Agreement referenced above or any Other Arrangement (as defined below), you hereby agree that any consideration payable to you, or obligation to provide benefits to you, pursuant to the Continuity Agreement shall be offset in full by any amounts payable or benefits provided to you pursuant to this Agreement or any other agreement between you and the Company or any of its affiliates, any plan, program or arrangement of the Company or any of its affiliates, or as provided for by statute, regulation or local law in any applicable jurisdiction (collectively, the “Other Arrangements”). In the event any such payment or benefit is first paid or provided to you pursuant to (i) an Other Arrangement, such payment or benefit shall offset in full any payment or benefit to be provided under the Continuity Agreement, and (ii) the Continuity Agreement, such obligations under the Other Arrangements will be deemed to have been satisfied in full by the corresponding amount paid or benefit provided under the Continuity Agreement.

10.     Entire Agreement. This Agreement, along with the above-referenced Continuity Agreement and Noncompetition Agreement which are hereby incorporated by reference (collectively the “New Agreements”), shall supersede all Prior Agreements between you and the Company and/or WWCL. To the extent the terms of the New Agreements differ in any way from any such Prior Agreement, the terms of the New Agreements shall control. By signing this Agreement, you agree that you are not relying upon any promises, representations, negotiations or discussions except as specifically set forth in the New Agreements.

11.     Governing Law. This Agreement shall be governed by the laws of the province of Ontario and the federal laws of Canada applicable therein.

If the foregoing is acceptable, please sign in the space provided below. We look forward to a continuing and rewarding relationship.

Very truly yours,

WEIGHT WATCHERS INTERNATIONAL, INC.

/s/ Kimberly Samon
Kimberly Samon
Chief Human Resources Officer

Agreed to and accepted by:

/s/ Stacey Mowbray	April 28, 2017
Stacey Mowbray	Date